                                                                  Exhibit 5.1




                               February ___, 1998





Second Bancorp, Inc.
108 Main Avenue, S.W.
Warren, Ohio  44481

             RE:      Second Bancorp, Inc.
                      Dividend Reinvestment and
                      Common Stock Purchase Plan
                      Registration Statement on Form S-3

Gentlemen:

                  We have acted as your counsel in connection with the amendment of the Corporation's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") pursuant to which the Corporation will issue up to 250,000 shares of its Common Stock, no par value (the "Common Shares").

                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Common Shares, upon their issuance in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid, and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Form S-3 Registration Statement covering these Common Shares to be filed by the Corporation under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the prospectus comprising a part of such Registration Statement.

                                         Very truly yours,

                                         HARRINGTON, HOPPE & MITCHELL, LTD.



                                         Michael G. Marando, Partner